Exhibit 99.1

International Tower Hill Mines Announces New Paulson Designee for Board

Vancouver, British Columbia, June 1, 2020 - International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE American: THM) announces the appointment of Christopher Papagianis to the Company’s board of directors effective June 1, 2020.

Mr. Papagianis was nominated for election as a director in accordance with an investor rights agreement with the Company’s largest shareholder, Paulson & Co. Inc. (“Paulson”), and fills a vacancy created by the June 1 resignation of Damola Adamolekun, the previous Paulson designee. Mr. Papagianis has been appointed to serve as director of the Company until its next annual general meeting.

“On behalf of the Board of Directors, I would like to thank Mr. Adamolekun for his service and welcome Mr. Papagianis to the Board” said Marcelo Kim, Board Chairman. “As the Company announced on May 8, 2020 that we will be updating our NI 43-101 and advancing the Livengood Gold Project towards future permitting, Mr. Papagianis’s public policy and regulatory experience will become a valuable contribution to our Board.”

Mr. Papagianis is a Partner at Paulson working on both public markets and private investments and also leads the firm’s government affairs. Mr. Papagianis last served in government as Special Assistant for Domestic and Economic Policy to President George W. Bush. In this role, he guided the collaborative process within the White House to develop and implement policies, legislation, and regulations across numerous agencies. Among other issues, Mr. Papagianis was responsible for briefing President Bush directly on public finance, infrastructure policy, and crisis-related financial stability initiatives. Mr. Papagianis has also worked in the U.S. Senate as a top policy adviser for Senator Jim Talent (R-MO). Mr. Papagianis is a graduate of Harvard College and also serves as a director of Midas Gold Corp.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. controls 100% of the Livengood Gold Project located along the paved Elliott Highway, 70 miles north of Fairbanks, Alaska.

On behalf of
International Tower Hill Mines Ltd.

(signed) Karl L. Hanneman

Chief Executive Officer

Contact Information:	Richard Solie, Jr., Manager - Investor Relations

E-mail: rsolie@ithmines.com

Direct line: 907-328-2825            Toll-Free: 1-855-428-2825

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.